Appendix V

Perry J. Lewis:

Advisory Director and principal of CRT Capital Group, an investment banking and M&A advisory firm.
2000 - 2001:	Senior Managing Director of Heartland Industrial Partners, a leveraged buyout firm.
1980 - 2001:	Founder and Partner of Morgan, Lewis, Githens & Ahn, an investment banking and leveraged buyout firm.
1967 - 1979:	Senior Vice President, Director and Member of Executive Committee of Smith Barney, Harris Upham, Inc. Manager of Corporate Finance department.
1964 - 1967:	Project Coordinator with Parsons & Whittemore, an engineering and construction company with ownership interests in turnkey pulp and paper mills worldwide.

Education:

Princeton University, B.A., 1959.

Phillips Academy, 1955.

Selected Corporate Directorships:
Superior Essex Inc.:	Director and member of the Compensation Committee.
Clear Channel Communications, Inc.:	Director and Chairman of Audit Committee. Also a former director of AM/FM, Inc., which was acquired by Clear Channel.
AON Corporation:	Director, 1972 - 2003.
Metaldyne Corporation:	Director, 2000 - 2001.
ITI Technologies:	Director, 1992 - 1999.
Haynes International Corporation:	Chairman of the Board, 1989 - 1997.
Tyler Corporation:	Director, 1980 - 1994.
Smith Barney Harris Upham, Inc.:	Senior VP and Member of Executive Committee, 1972 - 1979.
Former director of 17 other companies.

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Mark C. Demetree:

Chairman and CEO of US Salt Holdings, LLC, a producer of salt in North America and the United Kingdom and the largest producer of sodium nitrite (a food preservative) in North America.
1993 - 1997:	President of North American Salt Company, currently a subsidiary of Compass Minerals Group (NYSE: CMP).
1991 - 1993:	President of Trona Railway Company, a shortline railroad of North American Chemical Company, a Harris Chemical Group subsidiary.
1989 - 1991:	Senior Vice President of Harris & Associates, involved in acquisitions of a series of inorganic chemical companies, which formed Harris Chemical Group.
1983 - 1987:	President of Demetree Brothers, Inc.

Education:

Master of Business Administration, Harvard University, 1989.

B.S. in Industrial Management, Georgia Tech.

Selected Corporate Directorships:
American Grinding Systems, LLC:	Chairman of the Board.
Texas Petrochemicals, Inc.:	Non-executive Chairman of the Board and member of Compensation Committee.
American Italian Pasta Company:	Director and Chairman of the Compensation Committee.
Pinnacle Properties Holdings:	Director and Non-executive Chairman of the Board.
Former director of three other companies.